Exhibit 99.1

NEWS RELEASE	For Additional Information Contact: David A. Zuege (414) 327-1700
For Immediate Release
THE OILGEAR COMPANY ANNOUNCES AGREEMENT TO BE ACQUIRED BY AN
AFFILIATE OF MASON WELLS FOR $15.25 PER SHARE
Milwaukee, Wis., August 28, 2006...The Oilgear Company (NASDAQ: OLGR) announced today that it has signed a definitive merger agreement to be acquired by Mason Wells Buyout Fund II, Limited Partnership, an affiliate of the Milwaukee-based private equity firm Mason Wells. Under the terms of the merger agreement, each outstanding share of Oilgear’s common stock will be converted into the right to receive $15.25 in cash. Oilgear currently has 2,039,034 shares of common stock outstanding. The proposed merger is expected to be completed by the end of 2006, and is subject to approval by Oilgear’s shareholders and other customary closing conditions. Oilgear’s board of directors unanimously approved the merger agreement, and its directors and executive officers have each indicated they intend to vote in favor of the merger (including five executives who have entered into voting agreements with the acquiror).
“We believe this transaction will greatly benefit our shareholders, employees and customers,” said David Zuege, Oilgear’s President and Chief Executive Officer. “The challenges of being a public company of our size have made it increasingly difficult for us to achieve our growth potential in today’s very competitive global fluid power marketplace. With the financial strength and resources of the Mason Wells team, the company will be able to expand our range of products and continue to provide creative solutions for our customers’ fluid power applications.”
John Byrnes, Executive Managing Director of Mason Wells, said “We are very excited about our investment in Oilgear. We believe that the strength of Oilgear’s product line, and the knowledge and skill of its employees, combined with our equity capital and other resources, will position the company for long-term success.”
In addition, it was announced that Mr. Richard Armbrust will serve as President of Oilgear upon the closing of the merger. Mr. Armbrust has extensive managerial leadership experience, serving for the past fifteen years as chief executive officer or division president for a variety of companies including ABB Inc. and Invensys PLC (where, among other things, he had overall management responsibility for its Rexnord operations). Mr. Byrnes said, “We are very happy that Rick is joining Oilgear. His track record of leadership, creative thinking and business success in industrial markets will enhance Oilgear’s already strong management team.” Mr. Zuege added, “I am also very pleased that Mr. Armbrust will be joining as President and will become my successor as Chief Executive Officer and I am enthused about working with him to provide a smooth leadership transition.”
Mr. Armbrust added, “Oilgear’s management has done a great job of positioning the company for growth in the industry. Oilgear will be the surviving corporation in the merger and we intend to keep the company’s headquarters here in Milwaukee. We look forward to working with the talented group of loyal employees Oilgear has assembled.”
About Oilgear
A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
About Mason Wells
Founded in 1982, Mason Wells is a leading Midwest-based private equity firm that manages over $500 million of capital through Mason Wells Buyout Funds and Mason Wells Venture Fund. Since its founding, Mason Wells has closed more than 60 transactions through the Mason Wells Buyout Funds and its predecessor funds. Mason Wells Buyout Fund II was established in December 2005 as a $300 million fund raised to make control-oriented buyout investments of middle market companies primarily located in the Midwestern U.S.
Where You Can Find Additional Information
The Oilgear Company will promptly file with the SEC a current report on Form 8-K, which will include the merger agreement and related documents. In connection with the proposed merger, The Oilgear Company will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to The Oilgear Company, 2300 South 51st Street, Milwaukee, Wisconsin 53219-2340, attention: Corporate Secretary, telephone 414-327-1700. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of The Oilgear Company.
The Oilgear Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of The Oilgear Company in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in The Oilgear Company’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of The Oilgear Company common stock as of March 31, 2006 is also set forth in the Schedule 14A filed by The Oilgear Company on April 19, 2006 with the SEC.

Special Note Regarding Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe The Oilgear Company’s future plans, objectives, strategies or goals are also forward-looking statements. Forward-looking statements include statements about the expected timing, completion and effects of the proposed merger. In addition, The Oilgear Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of The Oilgear Company are described in The Oilgear Company’s filings with the SEC, including The Oilgear Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and The Oilgear Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.